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Exhibit 99
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                              FOR IMMEDIATE RELEASE
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January 20, 1998                               Contact: Carl A. Bruggemeier
                                                (513) 241-9161

   As part of its overall effort to strengthen operating results, Ciao Cucina Corporation (CIAO) announced today that it has engaged an independent turnaround consultant, closed two restaurant units and reached an agreement with Blue Chip Capital Fund for short term financing to meet immediate cash needs.

   The Company announced that it has engaged Parentis Corporation, the firm led by Stephen J. Kent, to assist in the development and implementation of business planning activities. Mr. Kent, whose practice specializes in turnaround management in addition to providing ongoing involvement in several operating companies he has acquired, was engaged several weeks ago. The decisions to close certain restaurants and to reevaluate other development projects have included consultation with Mr. Kent, who has been actively involved in the ensuing negotiations with the Company's landlords.

   The Company also confirmed that it has closed its restaurants in Hackensack (New Jersey) and Ft. Lauderdale (Florida). Both closings are consistent with the Company's December 23, 1997 announcement that it would close two restaurant units during the first quarter of 1998.

   A short term agreement was reached last week with Blue Chip Capital Fund, a venture capital fund, to provide financing required for working capital and certain expenses associated with restaurant closings and lease termination agreements.

   The Company has undertaken an intensive examination of corporate overhead and has implemented the reductions in staff which were announced earlier. Commitments for future restaurant locations are being reevaluated, although the new unit planned for Cleveland (Ohio) is unaffected by these efforts. The Cleveland project is a 5,700 square foot restaurant and an 11,500 square foot banquet facility, both of which are under construction and scheduled to open during February of 1998.

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